  Exhibit 10.1

February 8, 2019

By Email Only
CANX USA, LLC
410 South Rampart Blvd., Suite 350
Las Vegas, NV 89145

Re: OFFER TO TERMINATE EXISTING AGREEMENTS AND RELEASE

Dear CANX USA LLC,

Reference is made to that certain Waiver and Modification Agreement and Amended and Restated Joint Venture Agreement made as of July 10, 2014, and any ancillary agreements or instruments thereto (collectively, the “Existing Agreements”), by and among GrowLife, Inc. (“GrowLife” or “PHOT”) and CANX USA, LLC, (“CANX” and together with GrowLife, the “Parties”). In connection with the Existing Agreements, CANX became the holder of the warrants, which entitled you to purchase 540,000,000 shares of GrowLife Common Stock (the “Warrants”).

The purpose of this letter is to present the following the following “Offer” which shall expire if not accepted with notice delivered to Mr. Hegyi prior to 11:59 PM PST Sunday, February 10, 2019.

In consideration for a one time lump sum issuance of $1,000,000 in PHOT common stock priced at the February 7, 2019 closing price of $0.008, or 125,000,000 restricted common stock shares (the “Shares”) issued directly to CANX, GrowLife and CANX agree to terminate any existing or further rights and obligations between the Parties under, arising out of, or in any way related to each of the Existing Agreements or the Warrants, the Warrants shall be cancelled and returned to treasury, and GrowLife shall terminate any and all relationship with Organic Growth International, LLC. The Parties further agree to release fully and finally, any and all claims, disputes, actions, or rights, known or unknown, which may now exist or heretofore have existed, between the Parties relating to the Existing Agreement or the Warrants or arising therefrom. Upon acceptance and countersigned execution copies of this Agreement, all rights and obligations under the Existing Agreements and the Warrants will be terminated and of no further force or effect, and each of the Parties shall be released from their respective obligations thereunder.

GrowLife is a fully reporting publically traded company. As such, the Shares shall be eligible for deposit and public resale with the broker of your choice pursuant to Rule 144 six (6) months after the date this Offer is accepted and the Shares are issued to CANX. As additional consideration, GrowLife will pay a maximum fee of $300 for CANX to acquire a legal opinion for the removal of the Rule 144 legend.

In addition to the consideration and mutual covenants referenced above, CANX and GrowLife, each of them, hereby represents and warrants to, and agrees with, each of the other that it has carefully read and reviewed this Agreement in its entirety and understands it fully, has had an opportunity to review the terms of this Agreement with independent legal counsel of its choice prior to executing this Agreement, and has executed this Agreement of its own free will. CANX and GrowLife each acknowledge that the person executing this Agreement has the authority to execute this Agreement on behalf of GrowLife or CANX, as applicable, on whose behalf said person is purporting to execute it and each corporate or limited liability company Party hereto represents and warrants that the execution and delivery of this Agreement has been duly authorized and approved.

CANX and GrowLife further agree that this Agreement is intended to be final and binding between and among, and to inure to the benefit of the Parties, including their heirs, executors, personal representatives, attorneys, successors and assigns, and is further intended to be effective as a full and final accord and satisfaction between and among the Parties regardless of any claims of fraud, misrepresentation, concealment of fact, mistake of fact or law, breach of fiduciary duty or any other claims or circumstances that have occurred as of the date hereof. Each Party relies on the finality of this Agreement as a material factor inducing that Party’s execution of this Agreement.

The term of the Offer made by GrowLife in this letter shall expire at 11:59 PM Pacific Standard Time on Sunday, February 10, 2019, unless sooner accepted by CANX by signing below and returning an executed copy of this letter agreement to GrowLife prior to the time of expiration.

Very truly yours,

GROWLIFE, INC.

By:	/s/ Marco Hegyi
Name:	Marco Hegyi
Title:	President and CEO

ACCEPTED AND AGREED TO:

CANX USA, LLC:

By:	/s/ Tony Cox
Name:	Tony Cox, Authorized Signatory